Exhibit 99.1

AsiaInfo Reports Fourth Quarter and 2007 Full Year Results

•	Fourth Quarter 2007 Total Revenue (GAAP) Increased 27% Year-Over-Year[1] and 26% Sequentially[2]

•	Fourth Quarter 2007 Net revenue[3] (Non-GAAP) Increased 38% Year-Over-Year and 19% Sequentially

•	Fourth Quarter 2007 Income from Operation Increased 253% Year-Over-Year and 60% Sequentially

•	Fourth Quarter 2007 Net Income Increased 305% Year-Over-Year and 35% Sequentially

•	Full Year 2007 Net Revenue (Non-GAAP), Income from Operations, and Net Income Increased 32%, 585%, and 307% Year-Over-Year Respectively

BEIJING/SANTA CLARA, Calif. – February 14, 2008 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of telecom software solutions and IT security products and services in China, today announced fourth quarter and full year results for the period ended December 31, 2007.

“We’re pleased to report another strong quarter and an outstanding year for AsiaInfo,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Our focus on execution and in-depth understanding of the China market drove strong top and bottom line growth and enhanced our leading market position. China’s telecom operators continue to recognize the unique value proposition of AsiaInfo’s robust and adaptable software solutions and leading customer services.”

In the fourth quarter, AsiaInfo announced several significant contracts with China’s telecom carriers. These included agreements to develop a Customer Relationship Management (CRM) system for China Telecom in Xinjiang; develop a mobile e-commerce platform for China Mobile; expand China Mobile’s Business Operation Support Systems (BOSS) in Zhejiang, Gansu and Shanghai; expand and upgrade Business Intelligence (BI) systems for China Mobile in Qinghai and Beijing; and expand China Netcom’s CRM system in Jiangsu.

“We have a very positive outlook for the year ahead,” continued Mr. Zhang. “The increasingly widespread acceptance of our products and solutions, our close relationships with China’s telecom operators and strong commitment to R&D uniquely position us to identify market trends and anticipate customer demand.”

Fourth Quarter 2007 Financial Results

Total revenue for the fourth quarter of 2007 was US$40.8 million, an increase of 27% when compared to the fourth quarter of 2006, and 26% when compared to the third quarter of 2007. In the fourth quarter of 2007, gross margin was 48% compared to 42% in the year-ago period and 50% in the previous quarter. The year-over-year and sequential fluctuation in gross margin reflected changes in the percentage of revenue generated from third-party hardware.

Gross profit as a percent of net revenue was 56% compared to 54% in the year-ago period and 55% in the previous quarter. Gross profit as a percent of net revenue for the Company has been relatively stable for the last few quarters.

[1]	Compared to the same time period in the previous year.
[2]	Compared to the immediate prior quarter.
[3]	Net Revenue, a non-GAAP measure, represents total revenue net of third party hardware costs. A reconciliation of net revenue to GAAP revenue is provided at the end of this press release.

Exceeding guidance, net revenue for the fourth quarter of 2007 was US$35.1 million, an increase of 38% year-over-year, and 19% sequentially. Also exceeding guidance, net income from continuing operations for the fourth quarter of 2007 was US$6.6 million, or US$0.15 per basic share. This compares to US$1.9 million or US$0.05 per basic share in the year-ago period, and US$6.3 million or US$0.14 per basic share in the previous quarter, which included a higher-than-normal dividend income.

Net income excluding share-based compensation expense, amortization and impairment charges, after-tax dividend income and gain on discontinued operations (Non-GAAP net income4) was US$8.1 million in the fourth quarter of 2007 or US$0.18 per basic share. Non-GAAP net income in the year-ago period was US$2.8 million or US$0.07 per basic share. Non-GAAP net income in the previous quarter was US$4.6 million or US$0.10 per basic share. Non-GAAP net income increased 189% year-over-year and 76% sequentially.

AsiaInfo’s telecom business recorded another quarter of steady growth, with net revenue increasing 28% year-over-year, and 13% sequentially. The growth was driven by strong market demand for AsiaInfo’s telecom software solutions, which enable operators to differentiate service offerings and attract new subscribers in face of intensified competition. The performance of the Lenovo-AsiaInfo business unit continued to improve with net revenue increasing 97% year-over-year and 44% sequentially. The significant increase reflects continuous improvement of operation in this division. Sequentially, it also reflects the seasonality of China’s IT security market, which is stronger in the end of the year. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Revenue from software products and solutions for the fourth quarter of 2007 was US$30.4 million, an increase of 41% year-over-year and 21% sequentially. Service revenue was US$4.3 million, an increase of 24% year-over-year and 2% sequentially. Third-party hardware revenue was US$6.0 million, a decrease of 15% year-over-year and an increase of 104% sequentially. Third party hardware revenue has been generally decreasing as the Company focuses on its core business of high-margin software solutions. However, from time to time the Company offers hardware as a part of total solution in response to customer requests.

In the fourth quarter of 2007, the Lenovo-AsiaInfo business unit contributed approximately 20% to net revenue, including a 22% contribution to software products and solutions revenue and a 9% contribution to service revenue. Lenovo-AsiaInfo contributed 14% to the Company’s net revenue in the year-ago period and 17% in the previous quarter.

Total operating expenses for the fourth quarter of 2007 were US$14.6 million, an increase of 20% year-over-year and 12% sequentially. The increase was primarily due to increased marketing and R&D efforts, which are intended to expand our customer base and open new market opportunities.

Income from operations for the fourth quarter 2007 was $5.0 million, an increase of 253% year-over-year and 60% sequentially. The increase was driven by our revenue growth and improving operating margin. Income form operations as a percentage of net revenue was 14% for the fourth quarter 2007, as compared to 6% for the year-ago period and 11% for the previous quarter.

Other income, which mainly related to dividend and interest income from the Company’s investment, was

[4]

Non-GAAP net income and non-GAAP EPS measures exclude certain non-cash expense and income, including share-based compensation expenses, amortization expenses of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and other operating income. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

US$1.5 million. It represented an increase of 85% year-over-year and a decrease of 67% sequentially. The sequential decrease was mainly due to a higher-than-normal dividend income from a short-term investment recorded in the third quarter 2007.

In the fourth quarter of 2007, the Company recorded income from discontinued components of US$1.8 million, which resulted from the reversal of a loss on the previous sale of Han Management Consulting (China) Limited (“Han”). AsiaInfo sold its interest in Han to Han’s management team in November 2005, at which time the Company recorded a loss of $6.4 million from discontinued operations. This loss was partially reversed as a result of an unanticipated US$1.8 million contingent payment, which the Company received from the buyers in the fourth quarter of 2007.

In the fourth quarter of 2007, AsiaInfo recorded total net income of US$8.5 million or US$0.19 per basic share. This compares to net income of US$2.1 million or US$0.05 per basic share in the year-ago period, and US$6.3 million or US$0.14 per basic share in the previous quarter. Net income increased 305% year-over-year and 35% sequentially.

As of December 31, 2007, AsiaInfo had cash and cash equivalents, restricted cash and short-term investments totaling US$214.6 million, an increase of 23% sequentially. Operating cash flow in the fourth quarter of 2007 was a net inflow of approximately US$33 million.

2007 Full Year Financial Results

Full year 2007 total revenue was US$132.8 million, an increase of 21% from US$109.6 million in 2006. Net revenue for the full year 2007 was US$114.7 million, an increase of 32% from US$86.7 million in 2006. The overall increases in revenue were largely the result of increases in software products and solutions revenues and service revenues described below.

Gross margin for the full year 2007 was 47% compared to 40% for the full year 2006. The improvement in gross margin reflects execution of the Company’s long-term strategy to focus on high-margin software solutions, as well as the improving operating results of the Company’s Lenovo-AsiaInfo business unit.

Gross profit as a percent of net revenue for full year 2007 was 55% compared to 51% in 2006. The increase was mainly due to the improving operating results of the Company’s Lenovo-AsiaInfo business units.

The strong market demand for AsiaInfo’s telecom software solution continues. Full year 2007 revenue from telecom software products and solutions increased 26% year-over-year, leading to a 24% increase in telecom net revenue for the year. The increase was in line with the increase in sales orders.

The Lenovo-AsiaInfo business unit’s full year 2007 results contributed 14% and 16% to the full year total revenue and net revenue respectively.

Reflecting AsiaInfo’s strategic focus on software products and solutions, revenue from this area increased 35% for the year to US$97.6 million from US$72.1 million in 2006. Service revenue for full year 2007 increased 20% to US$16.2 million from US$13.4 million in 2006. Third party hardware revenue for full year 2007 was US$19.0 million, a decrease of 21% to from US$24.1 million in 2006. The decrease in third party hardware reflects the Company’s strategy to focus on its core business of high-margin software solutions.

Total operating expenses for full year 2007 were US$53.0 million, an increase of 25% from 2006. The increase was primarily due to increased marketing and R&D efforts, which are intended to expand customer base and open new market opportunities.

Income from operations for full year 2007 was $12.9 million, an increase of 585% from 2006. The increase was driven by our revenue growth and improving operating margin. Income form operations as a percentage of net revenue was 11% for full year 2007, as compared to 2% for 2006.

Net income from continuing operations for full year 2007 was US$20.3 million, or US$0.47 per basic share compared to US$5.0 million, or US$0.11 per basic share in 2006. Net income from discontinued operations for full year 2007 was US$3.3 million, or US$0.07 per basic share, compared to US$0.8 million or US$0.02 per basic share in 2006.

AsiaInfo recorded net income of US$23.6 million for full year 2007, an increase of 307% from US$5.8 million in 2006.

Non-GAAP net income was US$20.0 million for the full year 2007 or US$0.46 per basic share. Non-GAAP net income in 2006 was US$7.0 million or US$0.16 per basic share.

AsiaInfo’s full year net operating cash flow was approximately US$28 million.

First Quarter 2008 Guidance

AsiaInfo expects first quarter 2008 net revenue to be in the range of US$29 million to US$31 million, representing an increase of 23% to 32% year-over-year, and net income from continuing operations per basic share to be in the range of US$0.07 to US$0.08. Net income from continuing operations per basic share in the first quarter 2007 was US$0.12, which included a positive impact of $0.07 from “other operating income”. Excluding the impact, the Company’s first quarter 2008 EPS guidance would represent 40% to 60% year-over-year increase.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2007	2006	2007	2006(1)
Revenues:
Software products and solutions	$30,437	$21,565	$97,616	$72,098
Service	4,329	3,491	16,156	13,432
Third party hardware	6,005	7,055	18,989	24,053

Total revenues	40,771	32,111	132,761	109,583

Cost of revenues:
Software products and solutions	13,296	9,477	43,895	33,736
Service	2,182	2,336	7,770	8,801
Third party hardware	5,705	6,701	18,040	22,850

Total cost of revenues	21,183	18,514	69,705	65,387

Gross profit	19,588	13,597	63,056	44,196
Operating expenses:
Sales and marketing	7,843	6,464	27,482	20,137
General and administrative	1,876	2,003	7,903	7,960
Research and development	4,865	3,712	17,598	14,230

Total operating expenses	14,584	12,179	52,983	42,327

Other operating income	—	—	2,734	—

Income from operations	5,004	1,418	12,807	1,869
Other income (expenses):
Interest income	1,336	994	4,705	3,899
Dividend income	311	103	4,187	347
Gain (loss) on investments	53	(196)	757	(196)
Other expense, net	(183)	(79)	(215)	(155)

Total other income, net	1,517	822	9,434	3,895

Income before provision for income taxes and discontinued operations	6,521	2,240	22,241	5,764
Provision for income taxes	(92)	304	1,907	768

Income from continuing operations	6,613	1,936	20,334	4,996

Discontinued Operations
Gain from operations of discontinued components	—	183	1,445	695

Gain on sales of discontinued components	—	—	—	140

Recovery of loss on sales of discontinued components	1,848	—	1,848	—

Income from discontinued operations	1,848	183	3,293	835
Net income	8,461	2,119	23,627	5,831

Income from continuing operations per share:
Basic	$0.15	$0.05	$0.47	$0.11
Diluted	$0.14	$0.05	$0.45	$0.11
Income from discontinued operations per share:
Basic	$0.04	—	$0.07	$0.02
Diluted	$0.04	—	$0.07	$0.02
Net income per share
Basic	$0.19	$0.05	$0.54	$0.13
Diluted	$0.18	$0.05	$0.52	$0.13
Weighted average shares used in computation:
Basic	44,445,634	42,838,394	43,644,845	43,630,365
Diluted	46,389,325	43,735,011	45,354,344	44,452,024

(1)	Certain reclassifications have been made to prior period data due to 2006 discontinued operations.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Dec 31, 2007	Sept 30, 2007	Dec 31, 2006(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$148,834	$96,686	$104,575
Restricted cash	16,026	13,901	12,645
Short term investments	49,735	63,835	45,882
Accounts receivable, net	45,233	50,128	36,082
Inventories	8,023	5,848	6,518
Other receivables	3,426	3,063	4,288
Deferred income taxes-current	1,697	—	124
Prepaid expenses and other current assets	6,526	6,302	5,614
Assets held for sale	—	—	857

Total current assets	279,500	239,763	216,585

Long term investment	1,911	1,858	1,787
Property and equipment- net	2,344	2,320	1,857
Other acquired intangible assets-net	3,979	3,513	4,765
Deferred income taxes-non-current	1,869	1,175	1,175
Goodwill	19,707	18,182	17,993

Total Assets	$309,310	$266,811	$244,162

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$23,095	$16,909	$19,582
Accrued expenses	12,671	12,050	11,738
Deferred revenue	29,093	18,264	23,169
Accrued employee benefits	20,724	17,439	18,376
Other payables	5,651	3,725	4,450
Income taxes payable	2,310	1,481	927
Other taxes payable	4,218	3,466	3,232
Deferred income tax liability-current	2,817	2,379	—
Liabilities held for sale	—	—	227

Total current liabilities	100,579	75,713	81,701

Unrecognized tax benefits-non-current	943	692	—

Total Liabilities	$101,522	$76,405	$81,701

Stockholders’ Equity:
Common stock	450	441	431
Additional paid-in capital	207,865	199,996	195,881
Treasury stock, at cost	(1,953)	(1,953)	—
Accumulated deficit	(17,144)	(25,606)	(40,556)
Accumulated other comprehensive income	18,570	17,528	6,705

Total stockholders’ equity	207,788	190,406	162,461

Total Liabilities and Stockholders’ Equity	$309,310	$266,811	$244,162

(1)	December 31, 2006 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$)
	December 31, 2007			Three Months Ended December 31, 2006			September 30, 2007
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$23,652	$6,785	$30,437	$18,064	$3,501	$21,565	$20,282	$4,891	$25,173
Service	3,936	393	4,329	3,354	137	3,491	4,144	103	4,247
Third party hardware	5,908	97	6,005	7,048	7	7,055	2,900	45	2,945

Total revenues	33,496	7,275	40,771	28,466	3,645	32,111	27,326	5,039	32,365

Cost of revenues:
Software products and solutions	10,888	2,408	13,296	8,188	1,289	9,477	9,752	1,758	11,510
Service	2,003	179	2,182	1,890	446	2,336	1,706	206	1,912
Third party hardware	5,613	92	5,705	6,695	6	6,701	2,755	43	2,798

Total cost of revenues	18,504	2,679	21,183	16,773	1,741	18,514	14,213	2,007	16,220

Gross profit	14,992	4,596	19,588	11,693	1,904	13,597	13,113	3,032	16,145

Business unit expenses:
Sales and marketing	5,157	2,686	7,843	4,637	1,827	6,464	4,592	2,324	6,916
General and administrative(1)	(271)	(15)	(286)	304	(212)	92	388	(10)	378
Research and development	4,365	500	4,865	3,281	431	3,712	3,988	498	4,486

Total business unit expenses	9,251	3,171	12,422	8,222	2,046	10,268	8,968	2,812	11,780

Contribution profit (loss)	$5,741	$1,425	$7,166	$3,471	$(142)	$3,329	$4,145	$220	$4,365

Corporate general and administration			2,162			1,911			1,231

Operating profit			$5,004			$1,418			$3,134

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

Fourth Quarter and Year end 2007 Conference Call

The earnings announcement conference call will take place at 4:00 pm Pacific Time/7:00 pm Eastern Time (Beijing/Hong Kong Time: February 15, 2008 at 8:00 am). The management team will be on the call to discuss results and highlights of the quarter, and answer questions. The dial-in numbers for the conference call are as follows:

U.S.:	+1-866-549-1292
Hong Kong and International:	+852-3005-2050
China Local Number:	4007-331-511
China Toll Free:	8008-697-678

The passcode for the call is 878859.

A replay will be available from 8:00 pm Pacific Time on February 14, 2008 for 30 days by dialing one of the following number

U.S.:	+1-866-753-0743
China Toll Free:	8008-697-680
Hong Kong and International:	+852-3005-2020

The passcode for the replay is 134123.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) AsiaInfo’s net revenue represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue (Non-GAAP) to the nearest GAAP financial measure (total revenue):

	2007 Q4			2007 Q3			2006 Q4
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue	27,883	7,183	35,066	24,571	4,996	29,567	21,771	3,639	25,410
Third Party Hardware Costs	5,613	92	5,705	2,755	43	2,798	6,695	6	6,701

Total Revenues	33,496	7,275	40,771	27,326	5,039	32,365	28,466	3,645	32,111

	FY 2007			FY 2006
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue	96,842	17,879	114,721	77,993	8,740	86,733
Third Party Hardware Costs	17,098	942	18,040	22,449	401	22,850

Total Revenues	113,940	18,821	132,761	100,442	9,141	109,583

(2) Non-GAAP net income and non-GAAP basic EPS exclude certain non-cash expenses, including share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and other operating income. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain non-cash expenses that may not be indicative of our operating performance from a cash perspective. We believe that both management and investors benefit from referring to this additional information in assessing our performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to AsiaInfo’s historical performance and liquidity.

Reconciliation of Non-GAAP net income to GAAP net income

	2007 Q4	2007 Q3	2006 Q4
	(in thousands of US dollars except for per share amount)
GAAP net income	8,461	6,272	2,119
Adjustments:
—Share-based compensation	1,369	741	393
—Amortization of acquired intangible assets	415	296	575
—Gain on discontinued operations	(1,848)	—	(183)
—Dividend income, net of tax	(254)	(2,737)	(103)

Non-GAAP net income	8,143	4,572	2,801

Non-GAAP basic EPS	0.18	0.10	0.07

	FY 2007	FY 2006
	(in thousands of US dollars except for per share amount)
GAAP net income	23,627	5,831
Adjustments:
—Share-based compensation	3,961	803
—Amortization of acquired intangible assets	1,787	1,506
—Gain on discontinued operations	(3,293)	(835)
—Dividend income, net of tax	(3,423)	(347)
—Other operating income	(2,734)	—

Non-GAAP net income	19,925	6,958

Non-GAAP basic EPS	0.46	0.16

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of February 14, 2008. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

For Investors :

Charles Zhang

AsiaInfo Technologies (China), Inc.

Email: ir@asiainfo.com

Tel: (+8610) 8216-6039

For Media:

Justin Knapp

Ogilvy Public Relations Worldwide

Email: justin.knapp@ogilvy.com

Tel: (+8610) 8520-6556